Exhibit 3
                                   ---------


THE SECURITIES REPRESENTED BY THIS NOTE AND THE SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS.


                       SENIOR CONVERTIBLE PROMISSORY NOTE
                       ----------------------------------


$29,466,650.00                                                   August 5, 2002


          FOR VALUE RECEIVED, Proxim Corporation, a Delaware corporation (the "Maker"), hereby unconditionally promises to pay to the order of Warburg Pincus Private Equity VIII, L.P. (the "Holder" or the "Lender"), having an address at 466 Lexington Avenue, New York, NY 10017, at such address or at such other place as may be designated in writing by the Holder, or its permitted assigns, the original aggregate principal sum of TWENTY-NINE MILLION FOUR HUNDRED SIXTY-SIX THOUSAND SIX HUNDRED FIFTY DOLLARS ($29,466,650.00), together with interest on the unpaid principal balance of this Note outstanding at a rate per annum equal to ten percent (10%) (computed on the basis of the actual number of days elapsed in a 365-day year) compounded semi-annually and shall continue on the outstanding principal until this Note is converted or paid in full. All payments of principal and interest by the Maker under this Note shall be made in cash in immediately available funds.

          From and after the Maturity Date, every amount due and owing under this Note shall bear interest at an annual rate of twelve percent (12%) (the "Default Interest Rate"). Commencing after the Maturity Date, any accrued but unpaid interest on this Note shall be payable on demand and shall accrue until the obligation of the Maker with respect to the payment of such interest has been discharged (whether before or after judgment). In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Maker, then such excess sum shall be credited by the Holder as a payment of principal.

     1. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated:

          "Certificate of Designation" shall mean the Maker's Certificate of Designations, Preferences and Rights of the Preferred Stock.

          "Change of Control" shall have the meaning ascribed to such term in the Certificate of Designation.

          "Conversion Date" shall mean the date on which the stockholders of the Maker approve the Proposal, whether at the Special Meeting or otherwise.

          "Maturity Date" shall mean (i) the date on which any Event of Default shall have occurred and be continuing or (ii) the earlier of (a) any date, occurring at least 120 days after the Negative Vote Date, on which the Holder shall have demanded payment of this Note and (b) December 31, 2002.

          "Negative Vote Date" shall mean the date on which the Maker's stockholders reject or fail to approve for any reason the Proposal at the Special Meeting.

          "Preferred Stock" shall mean the shares of Series A Convertible Preferred Stock, par value $.01 per share, of the Maker.

          "Proposal" shall mean the proposal to be submitted to the stockholders of the Maker at the Special Meeting to approve the issuance of the Preferred Stock (as defined in the Purchase Agreement) upon conversion of the Notes and the issuance of the Warrants to be issued at the Second Closing (as defined in the Purchase Agreement) in accordance with the terms of the Purchase Agreement.

          "Purchase Agreement" shall mean the Securities Purchase Agreement, dated as of June 16, 2002, between the Maker and the other parties named therein.

          "Special Meeting" shall mean the special meeting of stockholders of the Maker to be called by the Maker for the sole purpose of approving the Proposal.

     2. Securities Purchase Agreement. This Senior Convertible Promissory Note (this "Note") is one of the several promissory notes of the Maker (the "Notes") referred to in the Purchase Agreement. The Note is subject to the terms and conditions of the Purchase Agreement. The Note is transferable and assignable to any person to whom such transfer is permissible under applicable law. The Maker agrees to issue from time to time replacement Notes in the form hereof to facilitate such transfers and assignments. In addition, after delivery of an indemnity in form and substance satisfactory to the Maker, the Maker also agrees to issue a replacement Note if the Note is lost, stolen, mutilated or destroyed.

     3.   Conversion.

          (a) On the Conversion Date, all outstanding principal on this Note shall immediately and automatically be converted into such number of shares of Preferred Stock as shall be equal to the quotient obtained by dividing the aggregate outstanding principal balance then outstanding on this Note on the Conversion Date by $25.00. In the event this Note is so converted, the Maker shall pay the Holder on the Conversion Date an amount in cash equal to 20% of the accrued but unpaid interest as of such date and the Holder shall forfeit any remaining accrued but unpaid interest effective upon such conversion. All shares of Preferred Stock issued upon conversion of this Note shall be entitled to all accretion from the Original Issuance Date (as defined in the Certificate of Designation), as provided in Section 4 of the Certificate of Designation.

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


          (b) If at the time of conversion of this Note into shares of Preferred Stock there are insufficient authorized shares of Preferred Stock to permit conversion of this Note in full, then the Maker shall take all corporate action necessary to authorize a sufficient number of shares of Preferred Stock to permit such conversion in full. No fractional shares of the Preferred Stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Maker will pay to the Holder in cash the amount of the unconverted principal balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Maker or any transfer agent of the Maker. At its expense, the Maker will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note and payment of interest and for fractional shares as provided above, the Maker will be forever released from all of its payment obligations and liabilities under this Note with regard to that portion of the principal amount being converted.

     4. Payments. This Note may be prepaid in whole or in part at any time or from time to time without premium or penalty after the earlier of the Negative Vote Date and December 31, 2002. Any voluntary or mandatory prepayment of this Note shall be applied first to the payment of interest accrued and unpaid on this Note and second to the payment of principal. All payments by the Maker under this Note shall be made without set-off, defense or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law. The principal balance and all accrued but unpaid interest on this Note shall be paid in full on the Maturity Date.

     5. Waiver. No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Maker hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

     6. Negative Covenants. Without the prior written consent of the holders of a majority in principal amount of the Notes then outstanding, the Maker shall not, and will not permit any of its subsidiaries to (a) incur any indebtedness for money borrowed, other than (i) indebtedness under the Notes, (ii) indebtedness not in excess of $20 million in principal amount outstanding (including without limitation under any existing lines of credit as of the date of this Note) at any time and (iii) indebtedness the net proceeds of which are used to repay the Notes in their entirety, (b) grant any liens, pledges or encumbrances (collectively, "Liens") on any of its assets or permit any Liens to exist other than (i) statutory liens or mechanics liens or non-consensual liens that do not materially impair the value of the assets and (ii) Liens granted to secure indebtedness permitted under clause (a) above, (c) sell any material assets for consideration in excess of $10 million in the aggregate other than sales of inventory in the ordinary course of the Maker's business or (d) pay or declare any dividend or distribution (other than dividends or distributions by wholly owned subsidiaries of the Maker to the Maker).

     7.   Event of Default.

          (a) The Maker agrees that: (i) upon the failure to pay when due the principal balance and accrued interest hereunder; (ii) if the Maker (1) commences any voluntary proceeding under any provision of Title 11 of the United States Code, as now or hereafter amended, or commences any other proceeding, under any law, now or hereafter in force, relating to bankruptcy, insolvency, reorganization, liquidation, or otherwise to the relief of debtors or the readjustment of indebtedness, (2) makes any assignment for the benefit of creditors or a composition or similar arrangement with such creditors, or (3) appoints a receiver, trustee or similar judicial officer or agent to take charge of or liquidate any of its property or assets; (iii) upon the commencement against the Maker of any involuntary proceeding of the kind described in paragraph (ii); (iv) upon the acceleration of any other indebtedness of the Company for borrowed money in excess of $1,000,000; (v) upon the rendering of a judgment or judgments involving an amount in excess of $1,000,000 and such judgment or judgments shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; (vi) if the Maker breaches
Section 5.6 of the Purchase Agreement; (vii) if Maker breaches Section 6 of this Note; (viii) upon a Change of Control; (ix) if prior to the Special Meeting, the Maker shall issue, or agree to issue, in a transaction exempt from registration under the Act shares of Common Stock, or Common Stock equivalents, in an amount in excess of 15% of the shares of Common Stock then outstanding; or (x) if the Maker's Board of Directors withdraws or adversely modifies its recommendation relating to the Proposal in accordance with Section 5.6 of the Purchase Agreement (any of (i) through (x), an "Event of Default"), all unpaid principal and accrued interest under this Note shall become immediately due and payable without presentment, demand, protest or notice of any kind.

          (b) Upon the occurrence and continuance of an Event of Default, the Holder shall have all the rights and remedies under the Uniform Commercial Code of the State of New York.

     8. Amendment. None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed by the Holder and the Maker expressly referring to this Note and setting forth the provision so excluded, modified or amended.

     9. Costs. If action is instituted to collect on this Note, the Maker promises to pay all costs and expenses, including reasonable attorney's fees, incurred in connection with such action.

     10. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

     11. Notices. All notices hereunder shall be given in writing and shall be deemed delivered when received by the other party hereto at the address set forth in the Purchase

Agreement or at such other address as may be specified by such party from time to time in accordance with the Purchase Agreement.

     12. Transferability. This Note may not be transferred by the Holder except in accordance with Section 7 of the Purchase Agreement.



                  [Remainder of Page Intentionally Left Blank]

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


          This Note shall be binding upon the successors or assigns of the Maker and shall inure to the benefit of the successors and assigns of the Holder.


                                            PROXIM CORPORATION

                                            By:  /s/ David King
                                                ------------------------
                                                Name: David King
                                                Title: President


                             [Note Signature Page]